KPMG AG
Audit Financial Services
Badenerstrasse 172	P.O. Box	Telephone +41 58 249 31 31
CH-8004 Zurich	CH-8036 Zurich	Fax +41 58 249 44 06
www.kpmg.ch

EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Credit Suisse Group AG

We consent to the use of our audit reports dated March 24, 2016, with respect to the consolidated balance sheets of Credit Suisse Group AG and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in equity, comprehensive income and cash flows, for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

KPMG AG

/s/ Nicholas Edmonds	/s/ Anthony Anzevino
Nicholas Edmonds	Anthony Anzevino
Licensed Audit Expert	Global Lead Partner

Zurich, Switzerland
September 30, 2016

KPMG AG is a subsidiary of KPMG Holding AG, which is a member of the KPMG network of independent firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss legal entity. All rights reserved.

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